CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 71 to Registration Statement No. 333-142592 on Form N-1A of our report dated November 29, 2011, relating to the financial statements and financial highlights of BlackRock GNMA Portfolio, BlackRock Inflation Protected Bond Portfolio, BlackRock Long Duration Bond Portfolio, and BlackRock U.S. Government Bond Portfolio (formerly known as BlackRock Intermediate Government Bond Portfolio), each a series of BlackRock Funds II, appearing in the Annual Report on Form N-CSR of BlackRock Funds II for the year ended September 30, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania January 25, 2012